Exhibit 99.1
LHC GROUP ANNOUNCES THIRD QUARTER AND NINE MONTH 2006 FINANCIAL RESULTS
Quarterly Net Service Revenue Increases 50.4% to $58.1 Million
Net Income Increases to $5.3 Million, EPS is $0.30
LAFAYETTE, LA, November 2, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today its financial results for the third quarter and first nine months of 2006.
Third Quarter Financial Results
Net service revenue for the third quarter ended September 30, 2006, was $58.1 million, an increase of 50.4%, from $38.6 million in 2005. For the three months ended September 30, 2006 and 2005, 80.9% and 85.1% respectively, of net service revenue was derived from Medicare. For the current quarter, home-based services accounted for 78.1% of revenue, and facility-based services was 21.9% of revenue, compared with 68.5% and 31.5% respectively, for the comparable quarter last year.
Net income in the third quarter of 2006 reached $5.3 million, or $0.30 per diluted share. For the quarter ended September 30, 2005, net income was $2.8 million, or $0.17 per diluted share.
Home-Based Services
Net service revenue for the three months ended September 30, 2006 was $45.3 million, an increase of 71.6%, from $26.4 million for the three months ended September 30, 2005. Organic growth in this service sector was approximately $10.5 million, or 43.3% during the period. Total admissions were 7,377 during the period, versus 4,220 for the same period in 2005, a 74.8% increase. Organic growth in admissions were 26.2%. The Company also monitors patient census as a key performance indicator within its home based services. LHC Group’s average home based patient census for the three months ended September 30, 2006 was 13,524 patients, an increase of 81.0% as compared to 7,471 patients for the three months ended September 30, 2005. Organic growth in home-based patient census was 26.0%.
Facility-Based Services
Net service revenue for the three months ended September 30, 2006 was $12.7 million, an increase of $0.5 million, or 4.5%, from $12.2 million for the three months ended September 30, 2005. Organic growth in this service sector made up the entire growth during the period. The increase in net service revenue resulted in part due to an increase in patient days of 2.1% to 11,674 in the three months ended September 30, 2006 from 11,437 in the three months ended September 30, 2005. Outpatient visits decreased to 4,287 at September 30, 2006, a 56.1% decrease as compared to 9,768 for the three months ended September 30, 2005 due to the sale of one of our clinics.
DSO
Days sales outstanding, or DSO, for the three months ended September 30, 2006 was 72 days compared to 79 days for the same three-month period in 2005. DSO, when adjusted for acquisitions and unbilled accounts receivables, was 66 days. The adjustment takes into account $4.4 million of unbilled receivables that the Company is delayed in billing at this time due to the lag time in receiving the change of ownership after acquiring companies. There were no such adjustments for the comparable period in 2005.
Although the Center for Medicare & Medicaid Services (CMS) withheld payments during the last part of September, we were able to decrease DSO 5 days in the third quarter as compared to the second quarter. This decrease includes the 7 DSO day increase due to the withheld payments. The withholding was due to a brief hold placed on Medicare payments for all claims during the last 9 days of the Federal fiscal year (September 22 through September 30, 2006). These payment delays were mandated by section 5203 of the Deficit Reduction Act of 2005. All claims held during this time were paid on October 2, 2006.
Nine Month Financial Results
Net service revenue for the nine months ended September 30, 2006, was $154.1 million, an increase of 40.1%, from $110.0 million in 2005. For the nine months ended September 30, 2006 and 2005, 82.9% and 85.2% respectively, of net service revenue was derived from Medicare. For the current nine months, home-based services accounted for 74.4% of revenue, and facility-based services was 25.6% of revenue, compared with 69.1% and 30.9% respectively, for the comparable nine months last year.
Net income in the nine months of 2006 reached $13.7 million, or $0.81 per diluted share. For the nine months ended September 30, 2005, the Company reported net income of $6.9 million, or $0.50 per diluted share.
Home-Based Services
Net service revenue for the nine months ended September 30, 2006 was $114.6 million, an increase of 50.8%, from $76.0 million for the nine months ended September 30, 2005. Organic growth in this service sector was approximately $24.1 million, or 33.5% during the period. Total admissions were 18,799 during the period, versus 12,377 for the same period in 2005, a 51.9% increase. Organic growth in admissions were 18.5%. LHC Group’s average home based patient census for the nine months ended September 30, 2006 was 13,306 patients, an increase of 81.1% as compared to 7,349 patients for the nine months ended September 30, 2005. Organic growth in home-based patient census was 24.7%.
Facility-Based Services
Net service revenue for the nine months ended September 30, 2006 was $39.5 million, an increase of $5.5 million, or 16.0%, from $34.0 million for the nine months ended September 30, 2005. Organic growth in this service sector was approximately $5.5 million which made up the total growth during the period. The increase in net service revenue resulted in part due to an increase in patient days of 6.7% to 34,483 in the nine months ended September 30, 2006 from 32,332 in the nine months ended September 30, 2005. Outpatient visits decreased to 18,219 at September 30, 2006, a 44.6% decrease as compared to 32,892 for the nine months ended September 30, 2005 due to the sale of one of our clinics.
Eventful, Successful Third Quarter
Keith G. Myers, President and Chief Executive Officer of LHC Group, said, “LHC Group had an eventful and successful third quarter in 2006, a continuing tribute to the dedication of our people. During the third quarter of 2006, we enhanced our market position with the acquisition of the Kentucky-based assets of Lifeline Home Health Care, a privately-held company based in Somerset, Kentucky, which is a Certificate of Need (CON) State. We completed that transaction, which represents LHC Group’s largest acquisition to date. We are well into the process of system conversion and are pleased with the progress that we have made to date. Lifeline’s impressive operations in Kentucky are on track to be another great success story for the LHC Group Family.”
Myers also stated, “Before the quarter ended, we announced our plans to acquire the Florida-based assets of Lifeline Home Health Care and began managing these facilities in late September. On November 1, 2006 we completed the acquisition, which marks LHC Group’s expansion into the state of Florida. The population of the areas covered by the acquisition is approximately 1.46 million, with about 25% over the age of 65.
“We also completed the acquisition of Union City, TN effective November 1. This acquisition provides us entry into another important CON state in our targeted expansion geography.

Myers concluded, “the Company closed its follow-on public offering increasing the liquidity and traded volume on the public markets. The Company used the net proceeds of approximately $21 million from the offering to fund the Lifeline transactions, and for other general corporate purposes.”
The company will host a conference call Thursday, November 2nd at 10:00a.m. EDT, which will be simultaneously broadcast live over the internet. Keith Myers, President and CEO; Barry Stewart, Sr. Vice President and CFO; and John Indest, Executive Vice President and COO will host the call. To access the webcast, please log on to: www.lhcgroup.com under the investor relations section.
A telephone replay will be available for one week by dialing (888) 286-8010 from the US, or (617) 801-6888 for international callers, and entering the pass code #70617387. A replay of the webcast will also be archived on LHC Group’s website.
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions, include statements regarding the integration and future prospects of LHC’s recently completed acquisitions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission.

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Sept 30,	December 31,
	2006	2005
	(unaudited)
	(in thousands, except share
	data)
Cash	$30,589	$17,398
Total assets	150,749	104,618
Total debt	4,687	5,427
Total stockholders’ equity	114,620	78,444
-more-

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2006	2005	2006	2005
	(unaudited)
	(in thousands, except share and per share data)
Net service revenue	$58,077	$38,611	$154,113	$110,037
Cost of service revenue	30,067	20,233	80,143	56,516

Gross margin	28,010	18,378	73,970	53,521
General and administrative expenses	18,817	11,792	50,496	32,207
Equity-based compensation expense(1)	—	—	—	3,856

Operating income	9,193	6,586	23,474	17,458
Interest expense	83	133	230	891
Non-operating income, including (gain) loss on sales of assets	(364)	175	(645)	(389)

Income from continuing operations before income taxes and minority interest and cooperative endeavor allocations	9,474	6,278	23,889	16,956
Income tax expense	2,943	2,061	7,162	4,806
Minority interest and cooperative endeavor allocations	1,362	924	3,460	3,556

Income from continuing operations	5,169	3,293	13,267	8,594
Gain (Loss) from discontinued operations (net of income taxes (benefit) of $58 and $(328) in the three months ended Sept 30, 2006 and 2005, respectively) and $(147) and $(1,019) in the nine months ended Sept 30, 2006 and 2005, respectively)	102	(535)	(272)	(1,662)
Gain on sale of discontinued operations (net of income taxes of $360 for the nine months ended Sept 30, 2006	—	—	667	—

Net income	5,271	2,758	13,662	6,932
Redeemable minority interests	(72)	(404)	942	(1,743)

Net income (loss) available to common stockholders	$5,199	$2,354	$14,604	$5,189

Earnings per share — basic:
Income from continuing operations	$0.29	$0.20	$0.79	$0.62
Loss from discontinued operations, net	0.01	(0.03)	(0.02)	(0.12)
Gain on sale of discontinued operations, net	—	—	0.04	—

Net income	0.30	0.17	0.81	0.50
Redeemable minority interests	—	(0.03)	0.05	(0.13)

Net income (loss) available to common shareholders	$0.30	$0.14	$0.86	$0.37

Earnings per share — diluted:
Income from continuing operations	$0.29	$0.20	$0.79	$0.62
Loss from discontinued operations, net	0.01	(0.03)	(0.02)	(0.12)
Gain on sale of discontinued operations, net	—	—	0.04	—

Net income	0.30	0.17	0.81	0.50
Redeemable minority interests	—	(0.03)	0.05	(0.13)

Net income (loss) available to common shareholders	$0.30	$0.14	$0.86	$0.37

Weighted average shares outstanding:
Basic	17,557,576	16,591,870	16,895,929	13,976,659
Diluted	17,574,221	16,594,774	16,907,681	14,049,940

(1)	Equity-based compensation related to the KEEP units and does not include stock-based compensation related to FAS 123(R)

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

	Three Months Ended Sept 30, 2006
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$45,348	$12,729	$58,077
Cost of service revenue	21,773	8,294	30,067
General and administrative expenses	15,104	3,713	18,817
Equity-based compensation expense	—	—	—
Operating income	8,471	722	9,193

	Three Months Ended Sept 30, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$26,434	$12,177	$38,611
Cost of service revenue	12,349	7,884	20,233
General and administrative expenses	8,851	2,941	11,792
Equity-based compensation expense	—	—	—
Operating income	5,234	1,352	6,586

	Nine Months Ended Sept 30, 2006
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$114,601	$39,512	$154,113
Cost of service revenue	55,553	24,590	80,143
General and administrative expenses	39,249	11,247	50,496
Equity-based compensation expense	—	—	—
Operating income	19,799	3,675	23,474

	Nine Months Ended Sept 30, 2005
	Home-Based	Facility-Based
	Services	Services	Total
	(in thousands)
Net service revenue	$75,984	$34,053	$110,037
Cost of service revenue	35,617	20,899	56,516
General and administrative expenses	23,750	8,457	32,207
Equity-based compensation expense	2,699	1,157	3,856
Operating income	13,918	3,540	17,458